Exhibit 99.1

Intelligent Medicine Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 27, 2021

BETHESDA, Md. – December 23, 2021 – Intelligent Medicine Acquisition Corp. (NASDAQ: IQMDU) (the “Company” or “Intelligent Medicine”) today announced that the holders of the Company’s units sold in its initial public offering may elect to separately trade the Class A ordinary shares and redeemable warrants included in the Units commencing on December 27, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Those units not separated will continue to Global trade on the Nasdaq Global Market under the symbol “IQMDU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “IQMD” and “IQMDW,” respectively.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A ordinary shares and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Intelligent Medicine was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on life science companies that are using artificial intelligence, machine learning and big data to power drug discovery.

The public offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, or by email at prospectus@cantor.com. Copies of the registration statement can also be accessed through the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

The registration statement relating to these securities was declared effective by the SEC on November 4, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MEDIA CONTACT:

Brian Ruby, ICR, brian.ruby@icrinc.com